Exhibit 99.1

News Release

Media Contact:		Goodrich Corporation
Lisa Bottle	+1 704 423 7060	Four Coliseum Centre
Andrew Martin	+1 704 423 7048	2730 West Tyvola Road
Charlotte, NC 28217-4578
Investor Relations:		Tel: 704 423 7000
Paul Gifford	+1 704 423 5517	Fax: 704 423 7002
www.goodrich.com
For Immediate Release

Goodrich Announces 59 Percent Increase in Fourth Quarter 2011 Earnings per Diluted Share and 19 Percent Increase in Sales; Full Year 2011 Net Income per Diluted Share grew 40 Percent, to $6.33, Including Merger-related Costs of $0.18 per Diluted Share

•

Fourth quarter 2011 net income per diluted share of $1.85, including merger-related costs totaling $0.05 per diluted share, increased 59 percent compared to fourth quarter 2010 net income per diluted share of $1.16.

•	Fourth quarter 2011 sales grew 19 percent, to $2,145 million, compared to fourth quarter 2010 sales of $1,806 million. Organic growth during the fourth quarter 2011 was 15 percent.

•	Fourth quarter 2011 commercial aftermarket sales grew 20 percent, compared to fourth quarter 2010. Organic growth during the fourth quarter 2011 was 18 percent.

•

Full year 2011 net income per diluted share was $6.33, including merger-related costs of $0.18 per diluted share and costs of $0.17 per diluted share associated with plant closure and acquisition-related costs, an increase of 40 percent compared to full year 2010 net income per diluted share of $4.51.

•	Full year 2011 sales grew 16 percent, to $8,075 million, compared to full year 2010 sales of $6,967 million. Organic growth during 2011 was 12 percent.

•	Full year 2011 net cash provided by operating activities, minus capital expenditures was $863 million, or 106 percent of net income

CHARLOTTE, N.C., February 2, 2012 – Goodrich Corporation (NYSE: GR) announced results today for the fourth quarter and full year 2011.

Commenting on the company’s performance and its outlook, Marshall Larsen, Chairman, President and Chief Executive Officer said, “Goodrich’s fourth quarter results provided us with an excellent finish to a very eventful 2011. Thanks to the diligent efforts of all of our employees, we significantly exceeded expectations for earnings and cash flow for the fourth quarter and for the full year of 2011 and reached record levels of sales and profitability.

Our sales growth of 16 percent for the full year 2011 was very broad-based. Our large commercial airplane original equipment sales grew by 18 percent as we continued to support production rate increases by Airbus and Boeing. Our commercial aftermarket sales grew by 15 percent, and our defense and space sales grew by 10 percent, which included 6 percent organic growth.

“Propelled by strong sales growth in all of our market channels, we continued to achieve very high levels of segment operating income margin, delivering segment operating income margin of 19.7 percent for the fourth quarter and 18.5 percent for the full year 2011. This impressive margin performance helped us achieve full year 2011 earnings per diluted share of $6.33, the highest level of EPS in our history.

“Looking forward to 2012, we continue to expect our merger with United Technologies to close in mid-2012. As noted in our proxy, we continue to make progress on the regulatory filings, and our shareholder vote to approve the merger has been scheduled for March 13, 2012.”

Fourth Quarter 2011 Results

Goodrich reported fourth quarter 2011 net income of $238 million, or $1.85 per diluted share, on sales of $2,145 million. In the fourth quarter 2010, the company reported net income of $148 million, or $1.16 per diluted share, on sales of $1,806 million. Segment operating income margin for the fourth quarter 2011 was 19.7 percent.

For the fourth quarter 2011 compared with the fourth quarter 2010, Goodrich sales changes by market channel were as follows:

•	Large commercial airplane original equipment sales increased by about 27 percent,

•	Regional, business and general aviation airplane original equipment sales increased by about 17 percent, of which about 10 percent was organic growth,

•	Large commercial, regional, business and general aviation airplane aftermarket sales increased by about 20 percent, of which about 18 percent was organic growth, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by about 12 percent. Organic sales growth for this market channel was about 5 percent.

The increase in net income is attributable primarily to the impact of sales growth in all of the company’s major market channels, strong operational performance, and ongoing success on continuous improvement initiatives. Other factors impacting performance are noted below:

•

The fourth quarter 2011 results included lower pre-tax income of $2 million, $1 million after-tax or $0.01 per diluted share, related to the changes in estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to the fourth quarter 2010. Total pre-tax changes in estimates for the fourth quarter 2011 were $25 million. Changes in both periods were related primarily to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts.

•

The fourth quarter 2011 results included higher pre-tax income of $19 million, $12 million after-tax or $0.09 per diluted share, related to lower world-wide pension plan expense, compared to the fourth quarter 2010.

•

The company reported an effective tax rate of 29.3 percent for the fourth quarter 2011, compared to an effective tax rate of 8.5 percent during the fourth quarter 2010. The fourth quarter 2010 tax rate included a tax benefit related to a settlement with the California Franchise Tax Board concerning issues related to Goodrich and Rohr for all tax years through 2001 and the full year 2010 benefit of the R&D tax credit, which was renewed by the U.S. Congress in late 2010.

•

The fourth quarter 2010 results included pre-tax debt redemption costs of approximately $35 million, $22 million after-tax or $0.17 per diluted share. There were no similar charges during the fourth quarter 2011.

Net cash provided by operating activities, minus capital expenditures, for the fourth quarter 2011 was $455 million, an increase of $568 million from the same period in 2010. The increase was due primarily to lower pension contributions, higher income from continuing operations and favorable changes in working capital, compared to the fourth quarter 2010. During the fourth quarter 2011, Goodrich contributed $10 million to its worldwide pension plans, compared to contributions of $313 million in the fourth quarter 2010. Capital expenditures were $140 million in the fourth quarter 2011, compared with capital expenditures of $123 million in the fourth quarter 2010.

Full year 2011 Results

For the full year 2011, the company reported net income of $810 million, or $6.33 per diluted share, on sales of $8,075 million, compared to the full year 2010 net income of $579 million, or $4.51 per diluted share, on sales of $6,967 million.

For the full year 2011 compared with the full year 2010, Goodrich sales changes by market channel were as follows:

•	Large commercial airplane original equipment sales increased by about 18 percent,

•	Regional, business and general aviation airplane original equipment sales increased by about 42 percent, of which about 20 percent was organic growth,

•	Large commercial, regional, business and general aviation airplane aftermarket sales increased by about 15 percent, of which about 13 percent was organic growth, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by about 10 percent. Organic sales growth for this market channel was about 6 percent.

The increase in net income is attributable primarily to the impact of sales growth in all of the company’s major market channels, strong operational performance, ongoing success on continuous improvement and cost reduction initiatives, higher favorable changes in estimates for certain long-term contracts and lower pension expense, partially offset by merger-related costs, plant closure costs and acquisition-related costs. Several of these factors are noted below:

•

The full year 2011 results included lower pre-tax income of $36 million, $23 million after-tax or $0.18 per diluted share, related to the expected merger with United Technologies. The pre-tax costs consist of $18 million of transaction-related costs, primarily for third party fees as well as approximately $18 million of increased share-based compensation expenses related to the increased share price.

•	The full year 2011 results included pre-tax costs of $20 million, $13 million after-tax or $0.10 per diluted share related to a plant closure decision announced in June 2011.

•	The full year 2011 results included pre-tax and after-tax costs of $9 million, or $0.07 per diluted share, associated with the Microtecnica and Winslow acquisitions.

•

The full year 2011 results included higher pre-tax income of $10 million, $6 million after-tax or $0.05 per diluted share, related to the revision of estimates for certain long-term contracts primarily in our aerostructures and intelligence, surveillance and reconnaissance (ISR) businesses, compared to the full year 2010. Total revisions in estimates for the full year 2011 were $108 million, pre-tax. Revisions in both periods were primarily related to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts.

•

The full year 2011 results included higher pre-tax income of $78 million, $49 million after-tax or $0.39 per diluted share, related to lower world-wide pension plan expense, compared to the full year 2010.

•	The company reported an effective tax rate of 29.7 percent for the full year 2011, compared to an effective tax rate of 27.4 percent for the full year 2010.

•	The full year 2010 results included pre-tax debt redemption costs of approximately $35 million, $22 million after-tax or $0.17 per diluted share. There were no similar charges during 2011.

Net cash provided by operating activities, minus capital expenditures, for the full year 2011 was $863 million, an increase of $571 million from the same period in 2010. The increase was due primarily to lower pension contributions and higher income from continuing operations, compared to the full year 2010. During the full year 2011, Goodrich contributed $91 million to its worldwide pension plans, compared to contributions of $444 million in the full year 2010. Capital expenditures were $318 million for the full year 2011, compared with capital expenditures of $222 million in the full year 2010.

The supplemental discussion and tables that follow provide more detailed information about the fourth quarter 2011 segment results.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY

Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ from expected performance include, but are not limited to:

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demand for and market acceptance of new and existing products, such as the Airbus A350 XWB, A320neo and A380, the Boeing 787 and 737 MAX, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and the Northrop Grumman Joint STARS re-engining program;

•	our ability to maintain profitability on the aerostructures 787 OE contract with Boeing;

•	our ability to extend our commercial OE contracts beyond the initial contract periods;

•

cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Airbus A350 XWB, A320neo and A380, the Boeing 787 and 737 MAX, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and the Northrop Grumman Joint STARS re-engining program;

•	our ability to obtain price adjustments pursuant to certain of our long-term contracts;

•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;

•	the extent to which we are successful in integrating and achieving expected operating synergies for recent and future acquisitions;

•	performance issues with products currently in production or in use and successful development of products and advanced technologies;

•	the impact of bankruptcies and/or consolidations in the airline industry;

•	the health of the commercial aerospace industry, including the large commercial, regional, business and general aviation aircraft manufacturers;

•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the possibility of restructuring and consolidation actions and the successful implementation of any announced actions;

•	threats and events associated with and efforts to combat terrorism;

•	the extent to which changes in regulations and/or assumptions result in changes to expenses relating to employee and retiree medical and pension benefits;

•	competitive product and pricing pressures;

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our ability to recover under contractual rights of indemnification for environmental, asbestos and other claims arising out of the divestiture of our tire, vinyl, engineered industrial products and other businesses;

•	the effect of changes in accounting policies or legislation, including tax legislation;

•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;

•	domestic and foreign government spending, budgetary and trade policies;

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economic and political changes in international markets where we compete, such as changes in currency exchange rates, interest rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control;

•	the outcome of contingencies including completion of acquisitions, joint ventures, divestitures, tax audits, litigation and environmental remediation efforts;

•	the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities;

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uncertainties and business impacts associated with the proposed acquisition of the Company by United Technologies, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction; and

•	the potential impact of litigation relating to the proposed transaction with United Technologies.

We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data

Segment Review

Quarter Ended December 31, 2011 Compared with Quarter Ended December 31, 2010

	September 30,	September 30,	September 30,	September 30,	September 30,
	Quarter Ended December 31,
			%	% of Sales
	2011	2010	Change	2011	2010
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$791.3	$639.2	24%
Nacelles and Interior Systems	$746.4	$623.6	20%
Electronic Systems	$607.3	$543.4	12%

Total Sales	$2,145.0	$1,806.2	19%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$113.3	$63.7	78%	14.3%	10.0%
Nacelles and Interior Systems	$203.1	$148.9	36%	27.2%	23.9%
Electronic Systems	$105.3	$72.7	45%	17.3%	13.4%

Segment Operating Income	$421.7	$285.3	48%	19.7%	15.8%

Actuation and Landing Systems: Actuation and Landing Systems segment sales for fourth quarter 2011 increased from fourth quarter 2010 primarily due to the following:

•	Higher large commercial airplane OE sales of approximately $61 million, primarily in our landing gear and actuation systems businesses;

•	Higher defense and space OE and aftermarket sales of approximately $37 million, primarily in our actuation systems business;

•	Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $34 million, primarily in our landing gear and actuation systems businesses;

•	Higher other aerospace and non-aerospace sales of approximately $14 million, primarily in our actuation systems and engine components businesses; and

•	Higher regional, business and general aviation airplane OE sales of approximately $6 million, primarily in our wheels and brakes business.

Actuation and Landing Systems segment operating income for fourth quarter 2011 increased from fourth quarter 2010 primarily as a result of the following:

•	Higher sales volume and favorable product mix across most businesses, which resulted in higher income of approximately $27 million;

•	Favorable pricing partially offset by higher operating costs across most businesses, which resulted in higher income of approximately $19 million; and

•	Favorable foreign exchange, including remeasurement of monetary assets/liabilities, of approximately $7 million; partially offset by

•	Lower income of approximately $4 million related to changes in estimates for certain long-term contracts in our wheels and brakes business that were more favorable in the fourth quarter of 2010.

Nacelles and Interior Systems: Nacelles and Interior Systems segment sales for fourth quarter 2011 increased from fourth quarter 2010 primarily due to the following:

•	Higher large commercial OE sales of approximately $65 million, primarily in our aerostructures business;

•	Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $47 million, primarily in our aerostructures and interiors businesses;

•	Higher regional, business, and general aviation airplane OE sales of approximately $8 million, primarily in our aerostructures business; and

•	Higher defense and space OE and aftermarket sales of approximately $4 million, primarily in our interiors business.

Nacelles and Interior Systems segment operating income for fourth quarter 2011 increased from fourth quarter 2010 primarily due to the following:

•	Higher sales volume and favorable product mix, primarily in our aerostructures and interiors businesses, which resulted in higher income of approximately $42 million;

•	Favorable pricing, primarily in our aerostructures business, partially offset by higher operating costs across most businesses, which resulted in higher income of approximately $6 million; and

•	Higher income of approximately $4 million related to changes in estimates for certain long-term contracts in our aerostructures business that were more favorable in the fourth quarter of 2011.

Electronic Systems: Electronic Systems segment sales for the fourth quarter 2011 increased from the fourth quarter 2010 primarily due to the following:

•	Higher defense and space OE and aftermarket sales of approximately $25 million, primarily in our sensors and integrated systems and intelligence, surveillance and reconnaissance systems businesses;

•

Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $22 million, primarily in our sensors and integrated systems and engine controls and electrical power businesses;

•	Higher regional business and general aviation airplane OE sales of approximately $8 million, primarily in our sensors and integrated systems business;

•	Higher other aerospace and non-aerospace sales of approximately $7 million, primarily in our engine controls and electrical power business; and

•	Higher large commercial airplane OE sales of approximately $2 million, primarily in our sensors and integrated systems business.

Electronic Systems segment operating income for the fourth quarter 2011 increased from the fourth quarter 2010 primarily due to the following:

•	Higher sales volume and favorable product mix across most businesses, which resulted in higher income of approximately $34 million; and

•	Favorable foreign exchange, including remeasurement of monetary assets/liabilities, of approximately $4 million; partially offset by

•

Lower income of approximately $3 million related to changes in estimates for certain long-term contracts in our ISR business, consisting of favorable changes in estimates of approximately $3 million in the fourth quarter 2011 compared to favorable changes of approximately $6 million in the fourth quarter 2010; and

•

Higher operating costs across all businesses partially offset by favorable pricing in our sensors and integrated systems and engine control and electrical power systems businesses, which resulted in lower income of approximately $2 million.

PRELIMINARY

GOODRICH CORPORATION

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Sales	$2,145.0	$1,806.2	$8,074.9	$6,966.9
Operating costs and expenses:
Cost of sales	1,435.6	1,259.8	5,502.8	4,843.9
Selling and administrative costs	328.3	305.5	1,236.3	1,124.7

	1,763.9	1,565.3	6,739.1	5,968.6

Operating Income	381.1	240.9	1,335.8	998.3
Interest expense	(34.6)	(35.5)	(138.7)	(137.5)
Interest income	0.1	0.4	0.9	1.2
Other income (expense) — net	(6.8)	(42.7)	(33.5)	(57.1)

Income from continuing operations before income taxes	339.8	163.1	1,164.5	804.9
Income tax expense	(99.5)	(13.9)	(346.0)	(220.5)

Income From Continuing Operations	240.3	149.2	818.5	584.4
Income from discontinued operations — net of income taxes	0.3	0.8	0.3	2.2

Consolidated Net Income	240.6	150.0	818.8	586.6
Net income attributable to noncontrolling interests	(2.7)	(1.7)	(8.4)	(7.9)

Net Income Attributable to Goodrich	$237.9	$148.3	$810.4	$578.7

Amounts Attributable to Goodrich:
Income from continuing operations	$237.6	$147.5	$810.1	$576.5
Income from discontinued operations — net of income taxes	0.3	0.8	0.3	2.2

Net Income Attributable to Goodrich	$237.9	$148.3	$810.4	$578.7

Earnings per common share attributable to Goodrich:
Basic Earnings Per Share:
Continuing operations	$1.87	$1.16	$6.39	$4.54
Discontinued operations	—	0.01	—	0.02

Net Income Attributable to Goodrich	$1.87	$1.17	$6.39	$4.56

Diluted Earnings Per Share:
Continuing operations	$1.85	$1.15	$6.33	$4.50
Discontinued operations	—	0.01	—	0.01

Net Income Attributable to Goodrich	$1.85	$1.16	$6.33	$4.51

Dividends Declared Per Common Share	$0.29	$0.29	$1.16	$1.10

PRELIMINARY

GOODRICH CORPORATION

SEGMENT REPORTING (UNAUDITED)

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	September 30,	September 30,	September 30,	September 30,
	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2011	2010	2011	2010
Sales:
Actuation and Landing Systems	$791.3	$639.2	$2,945.3	$2,491.5
Nacelles and Interior Systems	746.4	623.6	2,796.7	2,339.5
Electronic Systems	607.3	543.4	2,332.9	2,135.9

Total Sales	$2,145.0	$1,806.2	$8,074.9	$6,966.9

Operating Income:
Actuation and Landing Systems	$113.3	$63.7	$373.4	$273.1
Nacelles and Interior Systems	203.1	148.9	729.7	555.9
Electronic Systems	105.3	72.7	390.8	324.9

Total Segment Operating Income (1)	421.7	285.3	1,493.9	1,153.9

Corporate General and Administrative Expenses	(36.2)	(40.5)	(141.1)	(140.0)
ERP Costs	(4.4)	(3.9)	(17.0)	(15.6)

Total Operating Income	$381.1	$240.9	$1,335.8	$998.3

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	14.3%	10.0%	12.7%	11.0%
Nacelles and Interior Systems	27.2%	23.9%	26.1%	23.8%
Electronic Systems	17.3%	13.4%	16.8%	15.2%

Total Segment Operating Income as a Percent of Sales	19.7%	15.8%	18.5%	16.6%

(1)

Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP expenses which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

	September 30,	September 30,	September 30,	September 30,
	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2011	2010	2011	2010
Numerator
Income from continuing operations attributable to Goodrich	$237.6	$147.5	$810.1	$576.5
Percentage allocated to common shareholders	98.6%	98.6%	98.6%	98.6%

	$234.2	$145.5	$798.9	$568.5

Denominator
Weighted-average shares	125.2	125.2	125.1	125.2
Effect of dilutive securities	1.3	1.2	1.1	1.2

Adjusted weighted-average shares and assumed conversion	126.5	126.4	126.2	126.4

Per share income from continuing operations
Basic	$1.87	$1.16	$6.39	$4.54

Diluted	$1.85	$1.15	$6.33	$4.50

PRELIMINARY

GOODRICH CORPORATION

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	September 30,	September 30,
	December 31,	December 31,
	2011	2010
Current Assets
Cash and cash equivalents	$987.0	$798.9
Accounts and notes receivable — net	1,343.2	1,102.7
Inventories — net	2,876.6	2,449.4
Deferred income taxes	197.8	158.3
Prepaid expenses and other assets	60.0	68.1
Income taxes receivable	—	93.7

Total Current Assets	5,464.6	4,671.1

Property, plant and equipment — net	1,633.2	1,521.5
Goodwill	1,991.0	1,762.2
Identifiable intangible assets — net	917.2	675.8
Deferred income taxes	36.4	16.4
Other assets	671.3	624.6

Total Assets	$10,713.7	$9,271.6

Current Liabilities
Short-term debt	$25.0	$4.1
Accounts payable	768.8	514.0
Accrued expenses	1,211.1	1,041.8
Income taxes payable	45.8	2.9
Deferred income taxes	23.3	28.1
Current maturities of long-term debt and capital lease obligations	1.6	1.5

Total Current Liabilities	2,075.6	1,592.4

Long-term debt and capital lease obligations	2,374.4	2,352.8
Pension obligations	904.3	556.7
Postretirement benefits other than pensions	286.2	296.9
Long-term income taxes payable	174.0	150.7
Deferred income taxes	560.5	431.2
Other non-current liabilities	600.2	503.1
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 149,713,719 shares at December 31, 2011 and 148,213,331 shares at December 31, 2010 (excluding 14,000,000 shares held by a wholly owned subsidiary)	748.6	741.1
Additional paid-in capital	1,870.7	1,751.2
Income retained in the business	3,190.3	2,527.2
Accumulated other comprehensive income (loss)	(1,011.2)	(676.1)
Common stock held in treasury, at cost (24,422,527 shares at December 31, 2011 and 23,259,865 shares at December 31, 2010)	(1,098.3)	(996.5)

Total Shareholders’ Equity	3,700.1	3,346.9
Noncontrolling interests	38.4	40.9

Total Equity	3,738.5	3,387.8

Total Liabilities And Equity	$10,713.7	$9,271.6

PRELIMINARY

GOODRICH CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

(DOLLARS IN MILLIONS)

	September 30,	September 30,	September 30,	September 30,
	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2011	2010	2011	2010
Operating Activities
Consolidated net income	$240.6	$150.0	$818.8	$586.6
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(0.3)	(0.8)	(0.3)	(2.2)
Restructuring and consolidation:
Expenses	4.8	6.6	29.6	7.3
Payments	(2.6)	(0.8)	(10.1)	(6.2)
Pension and postretirement benefits:
Expenses	25.7	45.0	102.1	180.2
Contributions and benefit payments	(17.1)	(320.1)	(119.4)	(471.3)
Depreciation and amortization	81.4	75.0	310.1	280.1
Excess tax benefits related to share-based payment arrangements	(2.2)	(6.4)	(15.6)	(21.9)
Share-based compensation expense	27.7	27.2	105.1	81.4
Loss on extinguishment of debt	—	34.9	—	34.9
Deferred income taxes	94.4	158.7	97.6	156.7
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	73.1	93.1	(197.0)	(15.8)
Inventories, net of pre-production and excess-over-average	30.9	1.7	(81.1)	(11.2)
Pre-production and excess-over-average inventories	(116.4)	(88.6)	(294.6)	(161.9)
Other current assets	4.0	(9.5)	7.2	(12.9)
Accounts payable	56.4	(33.0)	189.3	7.7
Accrued expenses	118.7	19.1	104.5	28.3
Income taxes payable/receivable	(33.0)	(153.9)	167.6	(75.9)
Other assets and liabilities	8.5	10.7	(33.8)	(69.6)

Net Cash Provided By Operating Activities	594.6	8.9	1,180.0	514.3

Investing Activities
Purchases of property, plant and equipment	(140.0)	(122.7)	(317.5)	(222.3)
Proceeds from sale of property, plant and equipment	1.2	—	1.8	0.9
Net payments made for acquisitions, net of cash acquired	—	—	(503.3)	(342.6)
Investments in and advances to equity investees	(0.5)	(0.5)	(2.0)	(2.0)

Net Cash Used In Investing Activities	(139.3)	(123.2)	(821.0)	(566.0)

Financing Activities
Increase (decrease) in short-term debt, net	9.2	(8.0)	(17.7)	0.9
Debt redemption premium	—	(37.4)	—	(37.4)
Net proceeds from issuance of long-term debt	—	(4.8)	32.0	593.9
Repayments of long-term debt and capital lease obligations	(16.3)	(257.8)	(17.5)	(258.3)
Proceeds from issuance of common stock	3.8	29.5	47.0	94.4
Purchases of treasury stock	(0.1)	(92.7)	(101.8)	(179.5)
Dividends paid	(36.9)	(70.5)	(111.0)	(173.1)
Excess tax benefits related to share-based payment arrangements	2.2	6.4	15.6	21.9
Distributions to noncontrolling interests	0.1	(1.7)	(10.9)	(13.6)

Net Cash Provided By (Used In) Financing Activities	(38.0)	(437.0)	(164.3)	49.2

Discontinued Operations
Net cash provided by (used in) operating activities	(0.1)	(0.1)	(0.4)	(0.7)
Net cash provided by (used in) investing activities	—	—	—	—
Net cash provided by (used in) financing activities	—	—	—	—

Net cash provided by (used in) discontinued operations	(0.1)	(0.1)	(0.4)	(0.7)
Effect of exchange rate changes on cash and cash equivalents	(2.0)	(1.0)	(6.2)	(8.9)

Net increase (decrease) in cash and cash equivalents	415.2	(552.4)	188.1	(12.1)
Cash and cash equivalents at beginning of period	571.8	1,351.3	798.9	811.0

Cash and cash equivalents at end of period	$987.0	$798.9	$987.0	$798.9

PRELIMINARY

GOODRICH CORPORATION

SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)

(DOLLARS IN MILLIONS)

	September 30,	September 30,	September 30,	September 30,
	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2011	2010	2011	2010
Preliminary Income Statement Data:

Net Interest Expense	$(34.5)	$(35.1)	$(137.8)	$(136.3)

Other Income (Expense), Net:	$(6.8)	$(42.7)	$(33.5)	$(57.1)

- Merger related expenses	(6.2)	—	(18.2)	—
- Retiree health care expenses related to previously owned business	(2.4)	(2.6)	(9.5)	(10.5)
- Debt redemption - premium	—	(37.4)	—	(37.4)
- Debt redemption - terminated interest rate swaps and costs, net	—	2.5	—	2.5
- Expenses related to previously owned businesses	(2.0)	(1.1)	(9.7)	(6.3)
- Equity in affiliated companies	3.0	(2.2)	4.1	(3.4)
- Other — net	0.8	(1.9)	(0.2)	(2.0)

Preliminary Cash Flow Data:
Dividends paid	$(36.9)	$(70.5)	$(111.0)	$(173.1)

Depreciation and Amortization	$81.4	$75.0	$310.1	$280.1

- Depreciation	51.7	49.3	202.5	190.3
- Amortization	29.7	25.7	107.6	89.8

Net Cash Provided By Operating Activities	$594.6	$8.9	$1,180.0	$514.3
Purchases of Property, Plant and Equipment (Capital Expenditures)	(140.0)	(122.7)	(317.5)	(222.3)

Net Cash Provided By Operating Activities minus Capital Expenditures (Free Cash Flow[1])	$454.6	$(113.8)	$862.5	$292.0

	September 30,	September 30,
	December 31,	December 31,
	2011	2010
Preliminary Balance Sheet Data:

Preproduction and Excess-Over-Average Inventory	$1,561.7	$1,154.2
Short-term Debt	$25.0	$4.1
Current Maturities of Long-term Debt and Capital Lease Obligations	1.6	1.5
Long-term Debt and Capital Lease Obligations	2,374.4	2,352.8

Total Debt[2]	$2,401.0	$2,358.4
Cash and Cash Equivalents	987.0	798.9

Net Debt[2]	$1,414.0	$1,559.5

[1]

Free cash flow, which represents net cash provided by operating activities minus capital expenditures, is a cash performance measure used by the Company. It is a non-GAAP financial measure that the Company believes provides a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Company’s common stock and distribution of earnings to shareholders.

[2]

Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.